Exhibit 99

October 10, 2006

Contact:                   Curtis A. Sampson, Chairman
Steven H. Sjogren, President
Paul N. Hanson, Vice President and Treasurer
Telephone – (320) 848-6611

FOR IMMEDIATE RELEASE

Hector Communications Corporation Shareholders Approve Acquisition by Hector Acquisition Corporation

(Hector, Minnesota) – October 10, 2006 – Hector Communications Corporation (AMEX: HCT) today announced that its shareholders approved the previously reported Merger Agreement with Hector Acquisition Corporation (HAC), a corporation owned by Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc. and New Ulm Telecom, Inc. (OTCBB: NULM.BB), three independent local exchange carriers operating in Minnesota.  Under the terms of the Merger Agreement, after all conditions to completing the merger have been satisfied or waived and the merger is completed, shareholders of Hector Communications Corporation (the “Company”) will be entitled to receive $36.40 for each share of Company common stock they hold.

The Company also reported that one of the other significant conditions to completing the merger was satisfied on October 4, 2006 when Alltel Corporation completed its acquisition of Midwest Wireless Holdings LLC.  Pursuant to this transaction, the Company received cash proceeds of approximately $60,100,000 for its ownership stake in Midwest Wireless.  Other conditions to completing the merger, including approvals from state and federal telecommunications regulatory authorities, and HAC’s completion of debt financing arrangements for the acquisition from its lender CoBank, ACB continue to be addressed.  Based on information currently available to the Company, and subject to the satisfaction of all conditions to the merger, it is presently anticipated that HAC’s acquisition of the Company will be completed in approximately 20 to 45 days.

The shareholders meeting at which the Merger Agreement was approved was held on Tuesday morning October 10, 2006.  Of the 4,046,585 shares eligible to vote, 3,077,378 shares were voted in favor of the merger, which represented 76.05% of all outstanding shares and 99.42% of all shares present in person or by proxy at the meeting.  In addition, at the shareholders meeting, 16, 919 shares were voted against the merger and 911 shares abstained.

Hector Communications Corporation is a telecommunications holding company which through its subsidiaries provides telecommunications services in rural communities in Minnesota, Wisconsin and North Dakota. At September 30, 2006, the Company served approximately 29,400 telephone access lines, 8,000 cable television subscribers and 11,300 Internet customers, as well as having minority ownership interests in many other telecommunications companies.

This release contains forward-looking statements, including statements regarding anticipated timing of completing the proposed merger transaction.   Such statements reflect management’s best judgment as of this date, but they involve risks and uncertainties that could cause the transaction to be postponed or abandoned. Factors that could cause such postponement or abandonment include, without limitation, (1) the possibility that regulatory approvals or cable TV franchise transfer approvals may be delayed or denied, or that burdensome conditions may be imposed in connection with such approvals; (2) lower than expected revenues or operating income that would allow Hector Acquisition Corporation to terminate the merger agreement; (3) failure of Hector Acquisition Corporation to meet conditions related to obtaining debt financing from its anticipated source, CoBank, ACB, and its inability to obtain alternative financing for the transaction; (5) the possibility of adverse changes in global, national or local economic or monetary conditions, (6) competition and change in the telecommunications  business, and (7) other factors described in our recent filings with the Securities and Exchange Commission.. Readers should carefully consider those risks and uncertainties in reading this release. Except as otherwise required by law, Hector Communications Corporation disclaims any obligation to update any forward-looking statements included herein to reflect future events or developments.